Exhibit 99.23

Joint Filing Agreement

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree (i) to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13D referred to below) on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Ordinary Shares, par value $0.0001 per share of China Biologic Products Holdings, Inc., a Cayman Islands company, and (ii) that this Agreement may be included as Exhibit 99.23 to such joint filing. The undersigned acknowledge that each shall be responsible for the timely filing of any amendments to such joint filing and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

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Signature Page

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of December 31, 2020.

Biomedical Development Limited

By:	/s/ Joseph Chow
Name:	Joseph Chow
Title:	Director

Biomedical Future Limited

By:	/s/ Joseph Chow
Name:	Joseph Chow
Title:	Director

Joseph Chow

By:	/s/ Joseph Chow